Zander Therapeutics Inc.

4700 Spring Street, Suite 304

La Mesa, CA 91942

February 7, 2018

Todd Caven, CFO

Regen BioPharma Inc.

4700 Spring Street, Suite 304

La Mesa, CA 91942

Dear Todd:

The purpose of this letter is to confirm the following details of our recent phone conversation. This is to confirm our conversation this morning that Zander is willing and able to pre-pay our June 2018 anniversary license fee early in exchange for a reduced cost of $90,000 (a $10,000 savings to Zander).

The terms discussed were as follows:

(1)	Pursuant to Section 3.1.2 of that License Agreement by and between Zander Therapeutics, Inc. and Regen Biopharma, Inc.(“Agreement”) , Zander is obligated to pay to Regen an annual non-refundable payment of $100,000 on each anniversary date of the Agreement (“Annual Anniversary Fee”)
(2)	Zander, by making payment of $90,000 on or before February 10, 2018, shall have fully satisfied its June 2018 Annual Anniversary Fee obligation.

Zander is happy to move forward on this transaction immediately. Please sign below in agreement to these terms and return to me. I will consummate this transaction as soon as I receive your executed agreement.

Sincerely,

/s/David Koos

David Koos

Chairman & CEO

Agreed to by:

/s/Todd S. Caven

Todd S. Caven

Chief Financial Officer

Regen Biopharma, Inc.